UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2011

MANHATTAN BANCORP

(Exact name of registrant as specified in its charter)

California	000-54116	20-5344927
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2141 Rosecrans Avenue, Suite 1160 El Segundo, California	90245
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 606-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 27, 2011, Manhattan Bancorp (the “Company”) and Bank of Manhattan, N.A. (the “Bank”) entered into an Employment Agreement (the “Employment Agreement”) with Brian E. Côté, pursuant to which Mr. Côté will serve the Company and the Bank as Executive Vice President and Chief Financial Officer.  Mr. Côté replaces Dean Fletcher, who served the Company and the Bank as Executive Vice President and Chief Financial Officer until May 26, 2011.

Mr. Côté, 57, joins the Company and the Bank after having served as a Director at Mike Higgins & Associates, Inc. from July 2009 until April 2011, where he managed the consulting firm’s asset/liability management services provided to bank and credit union clients throughout the United States.  From November 2008 until July 2009, Mr. Côté served as an executive of U.S. Bancorp, where he provided transitional support in connection with the acquisition by U.S. Bancorp of the banking operations of Downey Savings and Loan Association, F.A.  Mr. Côté had previously served as Executive Vice President and Chief Financial Officer of Downey Financial Corp. and Downey Savings and Loan Association, F.A. from March 2006 until November 2008, as Executive Vice President of Chinatrust Bank (U.S.A.) from April 2004 until March 2006, and as Chief Financial Officer of Kinecta Federal Credit Union from June 1999 until April 2004, DiTech Funding Corp. from February 1998 until May 1999, and WesCorp FCU from December 1993 until February 1998.  In addition, Mr. Côté served in a variety of financial positions at Security Pacific National Bank and American Express International Bank in Europe.

The Employment Agreement provides, among other things, that Mr. Côté will receive a base salary of $190,000 per year; a one-time grant of 10,000 restricted shares of the Company’s common stock, with vesting to occur over a period of three years and following the achievement of performance vesting benchmarks to be established by the Company’s Board of Directors; reimbursement for ordinary and necessary business expenses incurred by Mr. Côté in connection with the performance of his duties as Executive Vice President and Chief Financial Officer of the Company and the Bank; and a country club membership.  Mr. Côté also will be eligible for an annual bonus, which is targeted at 35% of base salary, with the amount being determined at the sole discretion of the Company’s Board of Directors based on Mr. Côté’s performance and the results of the Company’s operations, and for participation in all employee benefit plans maintained by the Company.

The Employment Agreement will expire on May 25, 2014, unless sooner terminated or extended.  If the Employment Agreement is terminated prior to May 25, 2014 by the Company and/or the Bank for cause (as defined in the Employment Agreement), Mr. Côté will be entitled to receive his base salary through the effective date of termination, any incurred but unreimbursed business expenses, and any accrued but unused vacation time as of the date of termination.  If the Employment Agreement is terminated prior to May 25, 2014 by the Company and/or the Bank without cause or by Mr. Côté for good reason (as defined in the Employment Agreement), Mr. Côté will be entitled to receive his base salary through the date of termination, any incurred but unreimbursed business expenses, any accrued but unused vacation pay as of the date of termination, and separation pay equal to twelve months of his then current annual base salary, provided that Mr. Côté executes and does not revoke a waiver and release.

The foregoing summary is qualified in its entirety by reference to the complete text of the Employment Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 5.07.              Submission of Matters to a Vote of Security Holders.

On May 26, 2011, the Company held its 2011 Annual Meeting of Shareholders (the “Annual Meeting”).  As of the record date for the Annual Meeting, there were 3,987,631 shares entitled to vote on all matters presented to the Company’s shareholders at the Annual Meeting.  Votes representing approximately 73.5% of the Company’s common stock were present in person or represented by proxy at the Annual Meeting.  At the Annual Meeting, all eleven nominees for director were elected to the Company’s Board of Directors and the Company’s shareholders approved a proposal to ratify the appointment of Vavrinek, Trine, Day & Co., LLP as the Company’s independent registered public accounting firm for 2011.  The following are the voting results of each matter submitted to the Company’s shareholders at the Annual Meeting.

1.  Election of the following eleven nominees to the Company’s Board of Directors:

NOMINEE	FOR	WITHHELD

Chris W. Caras, Jr.	2,548,395	50,000

Harry W. Chenoweth	2,548,395	50,000

J. Grant Couch, Jr.	2,548,395	50,000

John D. Flemming	2,548,395	50,000

Patrick E. Greene	2,548,395	50,000

Christopher J. Growney	2,548,395	50,000

Greg B. Jacobson	2,548,395	50,000

Larry S. Murphy	2,548,395	50,000

Kyle A. Ransford	2,548,395	50,000

Terry L. Robinson	2,548,395	50,000

Stephen P. Yost	2,548,395	50,000

2. Ratification of the appointment of Vavrinek, Trine, Day & Co., LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011:

	VOTES	% of SHARES VOTING

FOR:	2,879,361	99.8

AGAINST:	0	0

ABSTAIN:	5,000	0.2

BROKER NON-VOTES:	0	0

Item 9.01.              Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit No.	Description
10.1	Employment Agreement dated as of May 27, 2011, by and among Manhattan Bancorp, Bank of Manhattan, N.A., and Brian E. Côté.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANHATTAN BANCORP
(Registrant)

June 1, 2011	By:	/s/ Brian E. Côté
Brian E. Côté
Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Employment Agreement dated as of May 27, 2011, by and among Manhattan Bancorp, Bank of Manhattan, N.A., and Brian E. Côté.